FIRST AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

    This agreement (the “First Amendment”) amends that certain Amended Employment Agreement by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 1999 K Street, N.W., Washington, D.C. (“Farmer Mac”) and Bradford T. Nordholm (the “Executive”) dated December 23, 2020 (the “Employment Agreement”). This First Amendment is effective as of September 28, 2022.

    For and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and Farmer Mac agree to amend the Employment Agreement as follows:

1.Unless otherwise defined herein, all capitalized terms used herein shall have the meanings specified in the Employment Agreement.

2.Section 2 of the Employment Agreement is hereby stricken in its entirety and replaced with the following:

Term. The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until March 31, 2026, unless sooner terminated pursuant to Section 8 hereof (the “Term”).

3.In the first sentence of Section 3(a) of the Employment Agreement, the phrase “the Board” is hereby stricken in its entirety and replaced with the following: “the Board of Directors of Farmer Mac (the “Board”).”
4.In the first sentence of Section 4(c) of the Employment Agreement, the phrase “the Initial Term and any Renewal Terms” is hereby stricken in its entirety and replaced with the following: “the Term.” The following new sentence is hereby added to the end of Section 4(c): “The Executive and Farmer Mac agree that the Executive shall not be entitled to receive an award of long-term incentive compensation in 2026 even though other senior executives of Farmer Mac may receive annual long-term incentive grants in 2026.”

5.The following new Section 4(d) is hereby inserted immediately after Section 4(c) and before Section 5:
One-Time Incentive Compensation Award. In approximately March 2023, at the time that long-term incentive awards are made to other senior executives, Farmer Mac shall grant to the Executive 15,000 target restricted stock units of Farmer Mac’s Class C non-voting common stock pursuant to the terms of (i) Farmer Mac’s Amended and Restated 2008 Omnibus Incentive Plan, and (ii) the Restricted Stock Units Award Agreement attached hereto as Exhibit B.
6.In the first sentence of Section 8(d) of the Employment Agreement, the phrase “the Initial Term or any Renewal Term” is hereby stricken in its entirety and replaced with the following: “the Term.”
7.In the first sentence of Section 8(e) of the Employment Agreement, the phrase “the Initial Term or any Renewal Term” is hereby stricken in its entirety and replaced with the following: “the Term.”

8.Except as specifically set forth herein, all other terms and conditions of the Employment Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby.
9.In the event of any conflict between the terms of the Employment Agreement and the terms of this First Amendment, the terms of this First Amendment shall control.
10.To facilitate execution of this First Amendment, this First Amendment may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this First Amendment, will constitute a complete and fully executed agreement.  All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
11.This First Amendment shall inure to the benefit and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the effective date set forth above.

Executive By: /s/ Bradford T. Nordholm Bradford T. Nordholm Date: September 28, 2022	Federal Agricultural Mortgage Corporation By: /s/ Lowell L. Junkins Lowell L. Junkins Chair of the Board Date: September 28, 2022

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Exhibit B

(Restricted Stock Units Award Agreement)

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNITS AWARD AGREEMENT
(PERFORMANCE-BASED VESTING)

    THIS AGREEMENT (“Agreement”), effective as of March __, 2023 (“Grant Date”), between Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States and an institution of the Farm Credit System (“Company”), and Bradford T. Nordholm (“Participant”).
        WHEREAS, the Participant is an employee of the Company and, pursuant to the terms of the Company’s Amended and Restated 2008 Omnibus Incentive Plan (“Plan”), the Company desires to provide the Participant with an incentive to remain an employee of the Company and to align the Participant’s interests with the interests of the Company’s stockholders.
        NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
1.Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
2.    Grant of Restricted Stock Units. Subject to the terms and conditions contained in this Agreement and in the Plan, the Company hereby grants to the Participant 15,000 target units of Restricted Stock (“Target Amount”), which shall be subject to performance-based vesting as described in Section 3 of this Agreement.
3.    Vesting and Settlement of the Restricted Stock Units. Subject to the Company achieving the performance goals set forth in Appendix A and the terms and conditions contained in this Agreement and in the Plan, the Restricted Stock Units shall vest in an amount equal to the Vesting Amount on March 31, 2026 (“Vesting Date”) and no longer be subject to cancellation pursuant to Section 4 or the transfer restrictions set forth in Section 6. A certificate evidencing the appropriate number of Shares may be issued through the Deposit/Withdrawal at Custodian (DWAC), the automated system for deposits and withdrawals of securities from the Depository Trust Company (DTC). Each Restricted Stock Unit that vests on the Vesting Date shall correspond to a Share to be issued by the Company. The “Vested Amount” is the number of Restricted Stock Units that vest on the Vesting Date, adjusted upward or downward from the Target Amount based on the achievement of the goals described in Appendix A.
4.    Termination of Employment.
a.Death; Disability. If, after the Grant Date and prior to the Vesting Date (“Restricted Period”), the Participant’s employment with the Company terminates due to the Participant’s death or Disability, the Target Amount of the Restricted Stock Units shall immediately vest on a pro rata basis and be settled in Shares. Any such pro rata vesting shall be determined by multiplying the Target Amount by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period (as defined in Appendix A attached hereto) through the date of the Participant’s termination of employment, and the denominator of which is 1,095. The remainder of the Restricted Stock Units shall be cancelled immediately and the Participant shall have no rights with respect to the cancelled Restricted Stock Units.

b.Other Terminations of Employment. If the Participant’s employment with the Company terminates during the Restricted Period for any reason other than those set forth in Section 4(a), any unvested Restricted Stock Units shall be cancelled immediately and the Participant shall have no rights with respect to the cancelled Restricted Stock Units.
5.    Incorporation of Plan Terms. This Agreement sets forth the general terms and conditions of the Restricted Stock Units granted on the Grant Date. This Agreement and the Restricted Stock Units shall be subject to the Plan, the terms of which are hereby incorporated herein by reference. A copy of the Plan may be obtained by contacting the General Counsel at Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., 4th Floor, Washington, DC 20006. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern unless the Plan specifically contemplates different terms being provided for in the Agreement. By accepting the Restricted Stock Units, the Participant acknowledges receipt of the Plan (in written or electronic form) and represents that he or she is familiar with its terms and provisions and hereby accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules, and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. If the Participant receives or has received any other award under the Plan or any other equity compensation plan for any year, it shall be governed by the terms of the applicable award agreement, which may be different from those set forth herein.
6.    Restrictions on Transfer of Restricted Stock Units. The Restricted Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party without prior written consent of the Company except by will or the laws of descent and distribution or pursuant to a domestic relations order and during the Participant’s lifetime, the Shares with respect to the Restricted Stock Units shall be issued only to the Participant or his or her legal guardian or representative. Notwithstanding the foregoing, the Committee may, in its sole discretion and subject to the terms and conditions it establishes from time to time, authorize the Participant to transfer the Restricted Stock Units to one or more Immediate Family Members (or to trusts, partnerships, or limited liability companies established exclusively for Immediate Family Members) provided that there is no consideration for such transfer. Any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units contrary to the provisions of the Plan or this Agreement shall be null and void and without effect. “Immediate Family Member” shall mean the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws, and persons related by reason of legal adoption. The Committee may cause a legend or legends to be put on certificates representing the Shares to make appropriate reference to the transfer restrictions under this Section 6.
7.    Rights as a Stockholder. During the Restricted Period, the Participant shall have no voting or other ownership rights in the Company arising from the award of the Restricted Stock Units, except that in the event of any cash or stock dividend prior to the Vesting Date, cash dividend equivalents (“Dividend Equivalents”) shall accrue on the Shares underlying Restricted Stock Units, whether such Restricted Stock Units are vested or unvested, which Dividend Equivalents shall be subject to vesting and forfeiture on the same terms and conditions as the underlying Restricted Stock Units. Such Dividend Equivalents shall be in an amount of cash or stock per Restricted Stock Unit equal to the cash or stock dividend paid with respect to each outstanding Share and shall be credited on the declaration date applicable to Shares. The Dividend Equivalents accrued prior to the Vesting Date shall be paid to the Participant with respect to all vested Restricted Stock Units on or as soon as reasonably practicable following the Vesting Date. The Dividend Equivalents accrued on Shares underlying Restricted Stock Units that do not vest and are forfeited shall be forfeited for no consideration on the date such Restricted Stock Units are forfeited.

8.    Entire Agreement. This Agreement and the Plan constitute the entire agreement and understanding between the parties with regard to the subject matter hereof. They supersede all other agreements, representations, or understandings (whether oral or written and whether express or implied) that relate to the Restricted Stock Units granted pursuant to this Agreement. By accepting the Restricted Stock Units, the Participant shall be deemed to accept all of the terms and conditions of the Plan and this Agreement.
9.    Amendments. The Committee shall have the power to alter, amend, modify, or terminate the Plan or this Agreement at any time; provided, however, that no such termination, amendment, or modification may adversely affect, in any material respect, the Participant’s rights under this Agreement without the Participant’s consent. Notwithstanding the foregoing, the Company shall have broad authority to amend this Agreement without the consent of the Participant to the extent it deems necessary or desirable (i) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules, and other applicable laws, rules and regulations, (ii) to take into account unusual or nonrecurring events or market conditions, or (iii) to take into account significant acquisitions or dispositions of assets or other property by the Company. Any amendment, modification, or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 12(h) of any such amendment, modification, or termination as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the Restricted Stock Units in any manner that is consistent with the Plan and approved by the Committee.
10.    Adjustments. Notwithstanding anything to the contrary contained herein, the Committee will make or provide for such adjustments to the Restricted Stock Units as are equitably required to prevent dilution or enlargement of the rights of the Participant that would otherwise result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, or (b) any change of control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration (including, without limitation, cash or other equity awards), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Restricted Stock Units.
11.    Listing. Notwithstanding anything to the contrary contained herein, the Restricted Stock Units may not vest, and the Shares issued with respect to the Restricted Stock Units may not be purchased, sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of or encumbered in any way, unless such transaction is in compliance with (a) the requirements of any securities exchange, securities association, market system, or quotation system on which securities of the Company of the same class as the Shares are then traded or quoted, (b) any restrictions on transfer imposed by the Company’s charter legislation or bylaws, and (c) any policy or procedure the Company has adopted with respect to the trading of its securities, in each case as in effect on the date of the intended transaction.

12.    Miscellaneous.

a.No Right to Future Grants. Grants of Restricted Stock Units are discretionary awards. Neither the Plan nor the grant of the Restricted Stock Units or any other awards confers on the Participant any right or entitlement to receive another award under the Plan or any other plan at any time in the future or with respect to any future period.
b.No Right of Employment. Grants of Restricted Stock Units are awarded by virtue of the Participant’s employment with, and services performed for, the Company. Neither the Plan nor this Agreement constitute an employment agreement, and nothing in this Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee, if applicable. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Participant’s employment at any time or for any reason not prohibited by law, nor confer upon the Participant any right to continued employment for any specified period of time.
c.Assignment. The Participant may not assign any of his or her rights hereunder except as permitted by the Plan or by will or the laws of descent and distribution. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs and permitted successors and assigns of such party. All agreements herein by or on behalf of the Company, or by or on behalf of the Participant, shall bind and inure to the benefit of the heirs and permitted successors and assigns of such parties hereto. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Subsidiaries or affiliates.
d.Tax Withholding. The Company shall have the right to require the Participant to remit to the Company, prior to the issuance of Shares, an amount sufficient to satisfy any federal, state, or local tax withholding requirements. Prior to the Company’s determination of such withholding liability, the Participant may, if permitted by the Committee, make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Shares valued at Fair Market Value that would otherwise be received by such individual upon vesting of the Restricted Stock Units. The Company and its affiliates shall also have the right to deduct from all cash payments made to the Participant (whether or not such payment is in connection with the Restricted Stock Units) any federal, state, or local taxes required to be withheld with respect to such payments.
e.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
f.Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
g.Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

h.Notices. Any notice required by the terms of the Plan or this Agreement shall be given in writing and shall be deemed effective upon personal delivery, sending, or posting of electronic communications or upon deposit in the mail, by registered or certified mail. Notice to the Company shall be delivered to:
        General Counsel
Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor
Washington, DC 20006
Notice to the Participant shall be delivered at either (i) the address that most recently provided to the Company or (ii) by Company email, Company intranet postings, or other electronic means that are generally used for Company employee communications.
i.No Advice. Nothing in the Plan or this Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the Restricted Stock Units. The Company recommends that the Participant consult with his or her financial, tax, legal, and other advisors to provide advice in connection with the Restricted Stock Units.
j.Governing Law. This Agreement shall be governed by and construed in accordance with federal law. To the extent federal law incorporates state law, that state law shall be the laws of the District of Columbia excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan or this Agreement to the substantive law of another jurisdiction. By accepting the Restricted Stock Units, the Participant hereby submits to the exclusive jurisdiction and venue of the federal courts in the District of Columbia, to resolve any and all issues that may arise out of or relate to the Plan or this Agreement.

k.Recoupment. Amounts payable to the Participant under this Agreement shall be subject to any recoupment or “clawback” policy as may be implemented and interpreted by the Company from time to time, including, but not limited to, any recoupment or “clawback” policy that may be implemented by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law and regulation.

    IN WITNESS WHEREOF, the Company has executed this Agreement as of the Grant Date.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
By:
_____________________________________
Name: Lowell L. Junkins
Title: Chair of the Board

Appendix A – Performance Goals

The vesting and settlement of the Restricted Stock Units (in whole, in part, or not at all) shall be based on the Participant’s continued employment with the Company through the last day of the performance period beginning on January 1, 2023 and ending on December 31, 2025 (“Performance Period”), except as otherwise provided in this Agreement, and the Company’s level of achievement of the performance goals described below during the Performance Period, in each case as determined by the Company’s Board Compensation Committee (“Committee”).

The Committee shall determine the Vested Amount of Restricted Stock Units by multiplying (A) the number of Restricted Stock Units that are eligible to vest, if any, based on level of achievement of Core Earnings ROE during the Performance Period, by (B) the rTSR Modifier achieved during the Performance Period, as such terms are defined below.

CORE EARNINGS ROE: Between 0% and 150% of the applicable Target Amount shall be eligible to vest based on the Company’s 3-year average “Core Earnings Return on Common Equity (ROE)” during the Performance Period, as shown in the table below. For these purposes, “Core Earnings ROE” means (i) core earnings (a non-GAAP financial measure reported by the Company and as described in its Form 10-K and Form 10-Q filings with the Securities and Exchange Commission), divided by (ii) total equity less preferred stock and accumulated other comprehensive income/loss, reported by the Company and as described in its Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. For purposes of calculating the “average Core Earnings ROE”, the average is determined by calculating a simple average of annual results as of the end of each calendar year during the Performance Period.

Measurement	Threshold (pays 50% of Target Amount)	Target (pays 100% of Target Amount)	Maximum (pays 150% of Target Amount)
3-year average Core Earnings ROEduring the Performance Period	12%	15%	≥18%

3-year average Core Earnings ROE between the threshold and target amounts will result in vesting in an interpolated amount between 50% and 100% of the Target Amount. 3-year average Core Earnings ROE between the target and maximum amounts will result in vesting in an interpolated amount between 100% and 150% of the Target Amount.
rTSR MODIFIER: The number of Restricted Stock Units that are eligible to vest based on attainment of the Core Earnings ROE performance goal described above shall be modified based on the percentile level at which the total stockholder return (TSR) (as defined below) to the Company's stockholders over the Performance Period stands relative to the TSR realized for that period by the companies comprising the Standard & Poor’s 500 Diversified Financials Index (collectively, the “rTSR Modifier”), as follows:

Appendix -1

Relative TSR Performance*	rTSR Modifier

>75th percentile	1.33x

50th percentile	1x

<25th percentile	0.67x

*Interpolate between 25th percentile and 50th percentile and between 50th percentile and 75th percentile.
For such purpose, the TSR for the Company’s stockholders shall be determined pursuant to the following formula:

TSR  =  (Ending Stock Price1 - Beginning Stock Price2) + Reinvested Dividends3
                                                 Beginning Stock Price2
1Ending Stock Price is the average daily closing price per Share calculated for the last thirty (30) days within the Performance Period.
2Beginning Stock Price is the average daily closing price per Share calculated for the thirty (30)-day period immediately preceding the commencement date of the Performance Period.
3Reinvested Dividends shall be calculated by multiplying (i) the aggregate number of Shares (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single Share during that period been immediately reinvested in additional Shares (or fractional shares) at the closing price per Share on the applicable dividend payment date by (ii) the average daily closing price per Share calculated for the last thirty (30) days within the Performance Period.
Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.
For each company in the Standard & Poor’s 500 Diversified Financials Index, the TSR with respect to its shares of common stock shall be calculated in the same manner as for the Shares.

Notwithstanding anything to the contrary in this Agreement, no Restricted Stock Units shall vest if 3-year average Core Earnings ROE during the Performance Period is less than the threshold of 12%.

In no event will the number of vested Restricted Stock Units exceed 200% of the Target Amount.

Appendix -2